                                                                      EXHIBIT 12




                  VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED
                  ---------------------------------------------



June 10, 2000


Mr. Clyde Michael Ford,
Chairman of the Board
In Home Health, Inc.
601 Carlson Parkway, Suite 500
Minnetonka, MN  55305


       Re: Withdrawal of the Demand for a Special Meeting of Shareholders
           --------------------------------------------------------------

Dear Mr. Ford:

     It is ManorCare Health Services, Inc.'s ("MCHS") understanding that: (i) all of the directors of In Home Health, Inc. ("IHHI"), other than Clyde Michael Ford and Eugene Terry, have resigned from the Board of Directors of IHHI on or before July 7, 2000; and (ii) Clyde Michael Ford and Eugene Terry, the remaining directors of IHHI, elected M. Keith Weikel and Geoffrey G. Meyers as directors on July 7, 2000. Based on our understanding, MCHS hereby withdraws its May 31, 2000 demand for a special meeting of the shareholders of IHHI.



                                         Very truly yours,

                                         /s/  Paul A. Ormond

                                         Paul A. Ormond
                                         President & Chief Executive Officer
                                         ManorCare Health Services, Inc.